As filed with the Securities Exchange Commission on January 18, 2019

Registration No. 333-229164

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXETER FINANCE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	6141	83-1335573
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Exeter Finance Corporation

222 W. Las Colinas Blvd., Suite 1800

Irving, Texas 75039

(214) 572-8278

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jason Grubb

Chief Executive Officer

Exeter Finance Corporation

222 W. Las Colinas Blvd., Suite 1800

Irving, Texas 75039

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Laura Kaufmann Belkhayat, Esq. David C. Ingles, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Telephone: (212) 735-3000 Facsimile: (212) 735-2000	Joshua Ford Bonnie, Esq. William R. Golden III, Esq. Simpson Thacher & Bartlett LLP 900 G Street, N.W. Washington, D.C. 20001 Telephone: (202) 636-5500 Facsimile: (202) 636-5502

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Exeter Finance Corporation is filing this Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-229164) (the “Registration Statement”) solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment. This Amendment does not modify any provision of the preliminary prospectus that forms a part of the Registration Statement. Accordingly, the preliminary prospectus has been omitted.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses, other than the underwriting discount, payable by us in connection with the sale of the securities being registered hereby. All amounts shown are estimates except the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

Other Expenses of Issuance and Distribution ($ thousands)	$ Amount to be Paid
SEC registration fee		$12,500
FINRA filing fee		15,500
Listing fee		(a	)
Transfer agent’s fees		(a	)
Printing and engraving expenses		(a	)
Legal fees and expenses		(a	)
Accounting fees and expenses		(a	)
Blue Sky fees and expenses		(a	)
Miscellaneous		(a	)

Total Other Expenses of Issuance and Distribution	$	(a	)

(a)	To be completed by amendment

Each of the amounts set forth above, other than the registration fee and the FINRA filing fee, is an estimate.

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation will contain such a provision.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our amended and restated certificate of incorporation will contain such a provision.

We have in effect a directors and officers liability insurance policy indemnifying our directors and officers for certain liabilities incurred by them, including liabilities under the Securities Act, and the Exchange Act. We pay the entire premium of this policy.

We intend to enter into indemnification agreements with each of our directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the Delaware General Corporation Law and which allow for certain additional procedural protections.

These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

Since three years before the date of the initial filing of this registration statement, the registrant has sold the following securities without registration under the Securities Act:

•

In connection with the transactions described under “Organizational Structure—Reorganization Transactions” in the accompanying prospectus, the Company will issue an aggregate of                shares of its Class B Common Stock to the existing members of Enzo Parent, LLC. The shares of Class B Common Stock described above will be issued for nominal consideration in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933 on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

(b)	Financial Statement Schedules

None.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

•

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

•

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

•	The undersigned registrant hereby undertakes that:

a.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

b.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement

3.1	Form of Amended and Restated Certificate of Incorporation

3.2	Form of Amended and Restated By-Laws

4.1	Specimen Class A common stock certificate (a)

4.2	Note Purchase Agreement, dated as of June 29, 2018, by and among Exeter Finance LLC, the Guarantors named therein and CPPIB Credit Investments III Inc. (a)

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP (a)

10.1	Form of Amended and Restated Limited Liability Company Agreement of Exeter Finance LLC

10.2	Form of Tax Receivable Agreement, by and among Exeter Finance Corporation, Exeter Finance LLC and certain holders described therein

10.3	Form of Registration Rights Agreement, by and among Exeter Finance Corporation and certain holders described therein

10.4	Form of Stockholders’ Agreement among Exeter Finance Corporation and the Other Parties Thereto

10.5	Severance and Non-Compete Agreement, dated February 14, 2016 and Amended on April 29, 2017, by and between Exeter Finance LLC and Jason Grubb (a)(b)

10.6	Severance and Non-Compete Agreement, dated February 11, 2017 and Amended on April 29, 2017, by and between Exeter Finance LLC and Brad Nall (a)(b)

10.7	Severance and Non-Compete Agreement, dated February 14, 2016 and Amended on April 29, 2017, by and between Exeter Finance LLC and Brad Martin (a)(b)

10.8	Severance and Non-Compete Agreement, February 28, 2014 and Amended on April 29, 2017, by and between Exeter Finance LLC and Steven Zemaitis (a)(b)

10.9	Amended and Restated Severance and Non-Compete Agreement, July 1, 2011 and Amended on April 29, 2017, by and between Exeter Finance LLC and Walter Evans (a)(b)

10.10	Exeter Finance Corporation 2019 Omnibus Incentive Plan (a)(b)

10.11	Exeter Finance Corporation Senior Executive Annual Bonus Plan (a)(b)

10.12	Form of Award and Contribution Agreement, dated as of April 30, 2017, by and among Enzo PIU Holdings, LP (as successor-in-interest to Enzo PIU Holdings, LLC), the management member party thereto and, solely for purposes 5.2 thereof, Enzo Parent, LLC (a)(b)

10.13	Amendment No. 1 to the Form of Award and Contribution Agreement, dated as of September 22, 2017, by and among Enzo PIU Holdings, LP, the management member party thereto and, solely for purposes 5.2 thereof, Enzo Parent, LLC (a)(b)

10.14	Omnibus Profits Interest Unit Agreement, dated as of April 30, 2017, by and between Enzo Parent, LLC and Enzo PIU Holdings, LP (as successor-in-interest to Enzo PIU Holdings, LLC) (a)(b)

10.15	Amendment No. 1 to Omnibus Profits Interest Unit Agreement, dated as of September 22, 2017, by and between Enzo Parent, LLC and Enzo PIU Holdings, LP (a)(b)

10.16	Director Agreement, dated September 17, 2016, by and among Enzo Parent, LLC, Exeter Finance LLC, and Dan Henson (a)

10.17	Director Agreement, dated May 1, 2013, by and among Enzo Parent, LLC, Exeter Finance LLC, and Susan McFarland, as amended on February 28, 2014 (a)

Exhibit Number	Description

10.18	Advisory Fee Agreement, dated as of July 1, 2011, between Enzo Merger Sub Corp., Blackstone Management Partners LLC and Exeter Finance Holdings, L.P. (a)

10.19	Form of Indemnification Agreement between Exeter Finance Corporation and the directors and officers listed therein (a)

21.1	List of Subsidiaries of the Registrant (a)

23.1	Consent of KPMG LLP (c)

23.2	Consent of KPMG LLP (c)

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1) (a)

24.1	Power of Attorney (c)

(a)	To be filed by amendment.
(b)	Management contract or compensatory plan or arrangement.
(c)	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 18th day of January, 2019.

Exeter Finance Corporation

By:	/s/ Jason W. Grubb
Name: Jason W. Grubb
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason W. Grubb Jason W. Grubb	Chief Executive Officer (Principal Executive Officer)	January 18, 2019

/s/ James B. Nall James B. Nall	Chief Financial Officer, Executive Vice President (Principal Financial and Accounting Officer)	January 18, 2019

* Brad L. Martin	Chief Operating Officer and President, Executive Vice President	January 18, 2019

* Steven R. Zemaitis	Chief Credit Officer	January 18, 2019

* Daniel S. Henson	Director	January 18, 2019

* Martin J. Brand	Director	January 18, 2019

* Kelly A. Wannop	Director	January 18, 2019

* Susan R. McFarland	Director	January 18, 2019

* Lawrence E. Mock	Director	January 18, 2019

*By:	/s/ Jason W. Grubb
Name: Jason W. Grubb
Title: Attorney-in-fact

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